                                  SCHEDULE 14A
                                 (RULE 14a-1O1)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


     Filed by the Registrant[X]
     Filed by a Party other than the Registrant[ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement                 [ ] Confidential, For Use
                                                         of the Commission Only
                                                         (as permitted by
                                                         Rule.14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-l 1(c) or Rule 14a-12
                             QUEST MEDICAL, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
                   BOARD OF DIRECTORS OF QUEST MEDICAL, INC.
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
    (5) Total fee paid:
--------------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------
     (3) Filing Party:
--------------------------------------------------------------------------------
     (4) Date Filed:
--------------------------------------------------------------------------------

                       [QUEST MEDICAL, INC. LETTERHEAD]



NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 1998

To the Shareholders of Quest Medical, Inc.:

The Annual Meeting of Shareholders (the "Annual Meeting") of Quest Medical, Inc. (the "Company") will be held at the Company's offices located at One Allentown Parkway, Allen, Texas 75002 on Thursday, May 28, 1998, at 10:00 a.m., Dallas, Texas time, for the purpose of considering and acting upon the following matters:

1.   Election of six directors for a one-year term.
2. Approval of an amendment to the Articles of Incorporation, as amended, to change the Company's name to "Advanced Neuromodulation Systems, Inc." On January 30, 1998, the Company sold the assets of its cardiovascular and intravenous fluid product lines to Atrion Corporation including the rights to the name Quest Medical, Inc. Following the sale, the operating activities of the Company are conducted through its wholly-owned subsidiary Advanced Neuromodulation Systems, Inc. ("ANS"). As a result, the corporate name change more accurately reflects the current and future business focus of the Company.
3.   Approval of the Quest Medical, Inc. 1998 Stock Option Plan.
4. Such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on April 10, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, you are urged promptly to complete, date and sign the enclosed proxy and to mail it in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the meeting or to vote your shares in person.

                                        By Order of the Board of Directors

                                        F. Robert Merrill III
                                        Secretary

Allen, Texas
April 27, 1998

                               QUEST MEDICAL, INC.
                    ONE ALLENTOWN PARKWAY, ALLEN, TEXAS 75002

                             ----------------------
                                 PROXY STATEMENT
                             ----------------------

The accompanying proxy is solicited on behalf of the Board of Directors of Quest Medical, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, May 28, 1998, at 10:00 a.m., or at any adjournment or adjournments thereof, at the place and for the purposes set forth in the accompanying Notice of Annual Meeting. Proxies in the accompanying form, properly signed and received in time for the meeting, will be voted as instructed. The persons named in the accompanying proxy will vote the proxy FOR the Board of Directors' slate of directors, FOR the amendment to the Articles of Incorporation and FOR the approval of the 1998 Stock Option Plan unless contrary instructions are given. At any time before it is voted, each proxy granted may be revoked by the shareholder by a later dated proxy, by written revocation addressed to the Secretary of the Company at the address below or by voting by ballot at the Annual Meeting.

The cost of preparing and mailing the enclosed material will be borne by the Company. The Company may use the services of officers and employees of the Company (who will receive no additional compensation) to solicit proxies. The Company intends to request banks and brokers holding shares of the Company's stock to forward copies of the proxy material to those persons for whom they hold shares and to request authority for the execution of proxies. The Company will reimburse banks and brokers for their out-of-pocket expenses.

The principal executive office of the Company is located at One Allentown Parkway, Allen, Texas 75002. This Proxy Statement and the accompanying proxy card are being sent to shareholders on or about April 27, 1998.

                                SHAREHOLDER VOTE

Only shareholders of record at the close of business on April 10, 1998, are entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. At April 10, 1998, there were 8,644,215 shares of Common Stock, par value $.05 per share (the "Common Stock") outstanding, which excludes 73,000 treasury shares. Every holder of outstanding shares of Common Stock entitled to be voted at the Annual Meeting is entitled to one vote for each share held.

The presence at the Annual Meeting in person, or by proxy, of the holders of a majority of outstanding Common Stock constitutes a quorum for the Annual Meeting and for acting on the matters specified in the Notice of Annual Meeting. If a quorum is not present, in person or by proxy, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Votes withheld from any director nominee will be counted in determining whether a quorum has been reached. In the election of directors, shareholders are not entitled to cumulate their votes and are not entitled to vote for a greater number of persons than the number of nominees named in this Proxy Statement.

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares of Common Stock voted at the Annual Meeting and entitled to vote thereon is required for the election of directors. Votes may be cast in favor of or withheld from a director nominee. Votes that are withheld from a particular nominee will be excluded entirely from the vote and will not affect the outcome of the vote. Under applicable rules, brokers who hold shares in street name have the authority to vote on the election of directors when they have not received instructions from beneficial owners. Brokers who do not receive instructions are generally entitled to vote on the election of directors.

Assuming the presence of a quorum, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve the amendment to the Articles of Incorporation, as amended, and the affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting and entitled to vote thereon is required to approve the 1998 Stock Option Plan. Brokers who hold shares in street name may not have the authority to vote on these proposals when they have not received instructions from beneficial owners. In all other matters, assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon is required to take shareholder action.

Where a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly, and where no specific direction is given, it will be voted FOR approval of each of the proposals set forth in the Notice of Annual Meeting and at the discretion of the proxy holders on all other business that may properly come before the meeting. Abstentions and broker nonvotes shall be counted for purposes of determining whether a quorum exists, but an abstention shall not be counted as an affirmative vote in the election of the directors. With respect to the approval of the amendment to the Articles of Incorporation, as amended, the 1998 Stock Option Plan and all other matters, an abstention would have the same effect as a vote against the proposal.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of April 10, 1998, the beneficial ownership of each current director, each nominee for director, each named executive officer, all executive officers and directors as a group, and each shareholder known to management of the Company to own beneficially more than 5% of the outstanding Common Stock.

NAME AND ADDRESS OF                                        AMOUNT AND NATURE OF         PERCENT
BENEFICIAL OWNER                                          BENEFICIAL OWNERSHIP(1)     OF CLASS(2)
----------------                                          -----------------------     -----------
The Equitable Companies Incorporated                           649,187(3)                7.5%
1290 Avenue of the Americas
New York, New York 10104

First Pacific Advisors, Inc.                                   566,100(4)                6.5%
11400 West Olympic Blvd., Suite 1200
Los Angeles, California 90064

Robert L. Swisher, Jr                                          500,000(5)                5.7%
5005 LBJ Freeway, Suite 1130
Dallas, Texas 75244

Hugh M. Morrison                                                27,000(6)                  *
2517 Bluebonnet Boulevard
Houston, Texas 77030

Christopher G. Chavez                                           50,000(7)                  *
2903 Forestwood Drive
Arlington, Texas 76006

Linton E. Barbee                                                 2,250(8)                  *
4446 Mill Creek Road
Dallas, Texas 75244

Robert C. Eberhart, Ph.D                                        23,175(9)                  *
10519 Royal Springs
Dallas, Texas 75229

Richard D. Nikolaev                                              7,750(10)                 *
11835 N. 83rd Place
Scottsdale, Arizona 85260

Michael J. Torma, M.D                                            3,750(7)                  *
1029 Delaware
Shreveport, Louisiana 71106

Joseph E. Laptewicz, Jr                                             --                    --
3151 Lafayette Ridge Rd
Wayzata, Minnesota 55391

NAME AND ADDRESS OF                                        AMOUNT AND NATURE OF         PERCENT
BENEFICIAL OWNER                                          BENEFICIAL OWNERSHIP(1)     OF CLASS(2)
----------------                                          -----------------------     -----------
F. Robert Merrill III                                           60,385(11)                 *
3329 Leigh Drive
Plano, Texas 75025

Scott F. Drees                                                  39,250(7)                  *
834 Parkwood Court
McKinney, Texas 75070

James P. Calhoun                                                60,998(12)                 *
6609 Lake Shore Dr.
Garland, Texas 75044

Stuart B. Johnson                                                4,250(7)                  *
3112 Pinehurst
Plano, Texas 75075

All directors and executive officers as a group,               302,558(13)               3.4%
including those named above (14 persons)

-------------------------
  *  Less than 1.0%
(1) Unless otherwise noted and subject to community property laws, where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.
(3) Based on information obtained by the Company from Schedule 13G filed by The Equitable Companies Incorporated ("The Equitable"), pursuant to a Joint Filing Agreement among The Equitable, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, and AXA-UAP, dated February 10, 1998. Alliance Capital Management L.P., a subsidiary of The Equitable, is deemed to have beneficial ownership of 649,187 shares of the Company's Common Stock, as of December 31, 1997.
(4) Based on information obtained by the Company from Schedule 13G filed by First Pacific Advisors, Inc., an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, dated February 4, 1998. First Pacific Advisors, Inc. is deemed to have beneficial ownership of 566,100 shares of the Company's Common Stock as of December 31, 1997.
(5) Based on information obtained by the Company from Schedule 13D filed by Robert L. Swisher, Jr. dated February 21, 1997. Mr. Swisher owned 400,000 shares of the Company's Common Stock as of February 21, 1997, and a warrant to purchase 100,000 shares of the Company's Common Stock which became exercisable as of February 21, 1997 at an exercise price of $6.50 per share.
(6)  Includes 1,250 shares subject to options.
(7)  Consists entirely of shares subject to options.
(8)  Includes 1,250 shares subject to options.
(9)  Includes 15,450 shares subject to options.
(10) Includes 3,750 shares subject to options.
(11) Includes 35,450 shares subject to options.
(12) Includes 18,750 shares subject to options.
(13) Includes 192,900 shares subject to options.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

Six directors are proposed to be elected at the Annual Meeting. Each director will serve until the next annual meeting of shareholders or until his successor shall be elected and shall qualify. Proxies in the accompanying form shall be voted for the six nominees listed in the table that follows, except where authority is specifically withheld by the shareholder.

Thomas C. Thompson, a director and officer since 1979, resigned as President, Chief Executive Officer and Director of the Company on December 31, 1997. On April 9, 1998, Christopher G. Chavez was appointed to the office of President and Chief Executive Officer of the Company and was elected to serve as a director of the Company filling the vacancy created by Mr. Thompson. In addition, Linton E. Barbee, a director of the Company since 1983, has informed management of his intent not to stand for reelection at the Annual Meeting. The Board of Directors has nominated Joseph E. Laptewicz, Jr. to stand for election at the Annual Meeting to fill such vacancy. All other nominees are incumbent directors. If any of the nominees should become unable to accept the election, or for good cause will not accept the election, the person named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Each of the nominees named below has indicated his willingness to accept election, and management has no reason to believe that any of the nominees named below will be unable or unwilling to serve.

The nominees for directors of the Company are as follows:


                                   PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE                DIRECTOR OF
NAME                               PAST FIVE YEARS                                      AGE    COMPANY SINCE
-------------------------------    -------------------------------------------------   -----   -------------
Hugh M. Morrison(2)                President and Chief Executive Officer of Clean        51         1983
                                   Acquisition, Inc. and Pilgrim Cleaners, Inc.
                                   since March 1996; independent business consultant
                                   and investor from January 1993 to February 1996;
                                   Chairman of the Board of the Company since
                                   January 1998; Director of Owen Healthcare, Inc.
                                   from April 1995 to March 1997; Director of Equal
                                   Net Holding Corp. From March 1995 to March 1996.

Robert C. Eberhart, Ph.D.(2,3)     Chairman, Joint Program in Biomedical                 61         1994
                                   Engineering, University of Texas Southwestern
                                   Medical Center, Dallas, Texas, and University of
                                   Texas at Arlington, Arlington, Texas since
                                   September 1984.


                                   PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE                DIRECTOR OF
NAME                               PAST FIVE YEARS                                      AGE    COMPANY SINCE
-------------------------------    -------------------------------------------------   -----   -------------
Michael J. Torma, M.D.(2, 3)       Vice President-Technology Development of              55         1994
                                   Biomedical Research Foundation of Northwest
                                   Louisiana and Director of the Center for
                                   Biomedical Technology Innovation (CBTI) since
                                   September 1996; Chair, Surgical Services of
                                   Presbyterian Hospital of Dallas and Chairman of
                                   Institute for Surgical Sciences of Presbyterian
                                   Healthcare System from October 1992 to September
                                   1996; Command Surgeon, Strategic Air Command,
                                   USAF from August 1989 to September 1992; Chief of
                                   Professional Affairs & Quality Assurance for USAF
                                   Medical Services from September 1987 to August
                                   1990.

Richard D. Nikolaev (1)            President and Chief Executive Officer, NIKOR          59         1996
                                   Enterprises, Inc. (Healthcare Industry
                                   Consulting/ Investing) since November 1997;
                                   President and Chief Executive Officer of Wright
                                   Medical Technology, Inc. from November 1995 to
                                   November 1997; Chief Executive Officer of
                                   OsteoBiologics, Inc. from August 1995 to November
                                   1995; independent business consultant from
                                   January 1995 to July 1995; Chairman, President
                                   and Chief Executive Officer of Orthomet, Inc.
                                   from January 1992 to December 1994; Director of
                                   Wright Medical Technology, Inc. since September
                                   1995; Director of Everest Medical from December
                                   1992 to April 1997.

Christopher G. Chavez              President, Chief Executive Officer and Director       42         1998
                                   of the Company since April 1998; Vice President,
                                   Worldwide Marketing & Strategic Planning, Eastman
                                   Kodak Company, from April 1997 to November 1997;
                                   Vice President and General Manager, Infection
                                   Prevention Business Unit of Johnson & Johnson
                                   Medical, Inc. (JJMI) from August 1995 to April
                                   1997; Director, International Marketing of JJMI
                                   from June 1994 to August 1995; Director, New
                                   Business Development of JJMI from January 1990 to
                                   May 1994.


                                   PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE                DIRECTOR OF
NAME                               PAST FIVE YEARS                                      AGE    COMPANY SINCE
-----------------------------      -------------------------------------------------   -----   -------------
Joseph E. Laptewicz, Jr. (4)       President and Chief Executive Officer, Empi, Inc.     49
                                   (Physical Therapy and Orthopedic Medical                     ----
                                   Products) since October 1994; President and Chief
                                   Executive Officer, Schneider USA (Subsidiary of
                                   Pfizer, Inc.) from April 1992 to September 1994;
                                   Director of Angiodynamics, Inc., (Peripheral
                                   Interventional Medicine) a subsidiary of E-Z-EM,
                                   Inc. since April 1997.

-------------------------
(1) Member of the Audit Committee of the Board of Directors (2) Member of the Compensation Committee of the Board of Directors (3) Member of the Stock Option Committee of the Board of Directors (4) Director Nominee


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                    THE ELECTION OF ALL NOMINEES NAMED ABOVE

              COMPENSATION AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 1997, there were six meetings of the Board of Directors. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he served as a director and (b) the total number of meetings held by all committees of the Board of Directors on which he served. The Board has three committees:
Audit, Compensation, and Stock Option.

Prior to the Annual Meeting, the Audit Committee consisted of Mr. Barbee and Mr. Nikolaev, both of whom are nonmanagement directors. This committee acts as a liaison between the Board of Directors and the independent auditors. The committee reviews with the independent auditors the planning and scope of financial statement audits, the results of those audits and the adequacy of internal accounting controls. It also monitors other corporate and financial policies. The Audit Committee held two meetings during the year ended December 31, 1997.

Prior to the Annual Meeting, the Compensation Committee consisted of Dr. Eberhart, Mr. Morrison, and Dr. Torma, all of whom are nonmanagement directors. This committee establishes executive compensation policies and makes recommendations to the Board of Directors. The Compensation Committee held two meetings during the year ended December 31, 1997.

Prior to the Annual Meeting, the Stock Option Committee consisted of Dr. Eberhart and Dr. Torma, both of whom are nonmanagement directors. This committee is vested with full authority to select participants, grant options, determine the number of shares subject to each option, the exercise price of each option, and in general, to make, administer and interpret such rules and regulations as it deems necessary to administer the Company's Stock Option Plans. The Stock Option Committee held two meetings during the year ended December 31, 1997.

Nonmanagement directors received an annual retainer of $10,000 based on 75% board meeting attendance, a $1,000 director's fee for each Board of Directors' meeting attended, $500 for each committee meeting attended and reimbursement of all expenses incurred in attending such meetings.

In April 1980, the Company adopted the Quest Medical, Inc. Directors' Stock Option Plan, (the "Directors' Plan"), which has been amended on several different occasions, most recently in July 1992 to increase the number of shares to be held by an advisory director at any time from 12,000 to 15,000. Under the Directors' Plan, nontransferable stock options may be granted to directors and advisory directors of the Company. Under the Directors' Plan, the option price per share cannot be less than the fair market value per share on the date the option is granted. The Directors' Plan further provides that the exercise period for options cannot exceed six years. Under the Directors' Plan, each option vests ratably over a four-year period. During the year ended December 31, 1997, no directors were granted options under the Directors' Plan. Only one director, Michael J. Torma, M.D., exercised options under the Directors' Plan during the year ended December 31, 1997. During June 1997, Dr. Torma exercised options to purchase 3,750 shares of Common Stock at an exercise price of $6.375 per share. The net value of such securities to Dr. Torma (market value less exercise price) at the time of exercise was approximately $10,000.

                     SALE OF ASSETS - TRANSFER OF EMPLOYMENT

On January 30, 1998, the Company completed the sale of substantially all of the assets of its cardiovascular and intravenous fluid product lines (the "CVS Operations") to Atrion Corporation. The CVS Operations designed, developed, manufactured and marketed cardiovascular products, specialized intravenous fluid delivery tubing sets and accessories and pressure monitoring kits used primarily in labor and delivery. The cardiovascular products of the CVS Operations also included the Quest MPS(R) myocardial protection system, a sophisticated system designed to manage the delivery of solutions to the heart during open-heart surgery. The assets included accounts receivable, inventories, furniture and fixtures, manufacturing tooling and equipment and intangible assets including patents, trademarks and purchased technology. The assets also included the name Quest Medical, Inc. As part of the sale, approximately 130 personnel of the CVS Operations transferred employment to Atrion including David O. Turner, the Company's Executive Vice President and Chief Operating Officer and Kenneth A. Jones, the Vice President of Research and Development for the CVS Operations.

                               EXECUTIVE OFFICERS

The executive officers of the Company and its wholly-owned subsidiary, Advanced Neuromodulation Systems, Inc. ("ANS"), are as follows:

                                                                                            EXECUTIVE OFFICER
         NAME                     AGE                      POSITION                               SINCE
-------------------------        -----   ----------------------------------------           -----------------
Christopher G. Chavez             42     President, Chief Executive Officer and                  1998
                                         Director

F. Robert Merrill III             48     Executive Vice President - Finance; Chief               1981
                                         Financial Officer; Treasurer and Secretary

Scott F. Drees                    40     Executive Vice President - Sales and                    1996
                                         Marketing

James P. Calhoun                  48     Vice President - Human Resources                        1995

Ramon C. Dougan                   56     Vice President - International Sales                    1996

John H. Erickson                  49     Vice President - Research and Development               1996

Stuart B. Johnson                 51     Vice President - Manufacturing                          1997

W. Alan Mock                      41     Vice President - Marketing                              1996

Mr. Chavez has been President, Chief Executive Officer and Director of the Company since April 1998. From April 1997 to November 1997, Mr. Chavez was Vice President, Worldwide Marketing & Strategic Planning of Eastman Kodak Company. From January 1990 to April 1997, Mr. Chavez was employed by Johnson & Johnson Medical, Inc. where he held various positions including Vice President and General Manager of the Infection Prevention Business Unit from August 1995 to April 1997; Director, International Marketing from June 1994 to August 1995 and Director, New Business Development from January 1990 to May 1994.

Mr. Merrill has been Executive Vice President-Finance since March 1998, Chief Financial Officer since April 1994, Secretary since February 1989, and Treasurer since February 1981. Mr. Merrill was acting President and Chief Executive Officer of the Company from January

1998 to April 1998. From July 1995 to March 1998, Mr. Merrill was Senior Vice President-Finance of the Company and Vice President-Finance from February 1981 to July 1995. Mr. Merrill joined the Company in October 1979 as Director of Manufacturing Operations.

Mr. Drees has been Executive Vice President-Sales and Marketing of the Company since March 1998. From April 1996 to March 1998, Mr. Drees was Vice President of the Company and President of ANS from September 1996 to March 1998. From November 1987 to April 1996, Mr. Drees was employed by St. Jude Medical, Inc., a medical device company, where he held various positions within the sales and marketing area, including Director, North American Sales from August 1990 to April 1996.

Mr. Calhoun has been Vice President-Human Resources of the Company since April 1995. From May 1992 to April 1995, Mr. Calhoun was Executive Director of Hogan Quality Institute, a management consulting firm. From February 1988 to May 1992, Mr. Calhoun was the Vice President of Human Resources and Corporate Quality Programs of Harris Adacom Corporation, a data communications company.

Mr. Dougan has been Vice President-International Sales of ANS since September 1996 and was Director of International Sales of ANS from April 1995 to August 1996. From May 1993 to March 1995, Mr. Dougan was employed by Neuromed, Inc., the predecessor of ANS which was acquired by the Company in March 1995. Mr. Dougan held various positions within the sales and marketing area at Neuromed, Inc. including Director of International Sales and Marketing.

Mr. Erickson has been Vice President-Research and Development of ANS since September 1996 and was Director of Electronics Research and Development of ANS from January 1996 to September 1996. From August 1982 to October 1995, Mr. Erickson was employed by Orthofix Inc. (formerly American Medical Electronics, Inc.) where he held various positions within the research and development area including Vice President of Research and Development.

Mr. Johnson has been Vice President-Manufacturing of the Company since June 1997 and was Director of Manufacturing of the Company from March 1997 to June 1997. Mr. Johnson was employed by Orthofix Inc. (formerly American Medical Electronics, Inc.) where he held various positions including Vice President of Corporate Operations from 1993 to 1997.

Mr. Mock has been Vice President-Marketing of ANS since November 1996. From November 1995 to October 1996, Mr. Mock was an independent business consultant. From November 1987 to October 1995, Mr. Mock was employed by DSP Worldwide (formerly Snowden-

Pencer, Inc.) where he held various positions within the sales and marketing area including Vice President, Sales and Marketing Operations.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth, for the fiscal year ended December 31, 1997, certain information regarding compensation, aggregate stock option grants and exercises during 1997 and year-end stock option values for the Chief Executive Officer and the four most highly compensated executive officers (the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 for the year.

                           SUMMARY COMPENSATION TABLE


====================================================================================================================
                                  ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                             ------------------------------- --------------------------------------
                                                                      AWARDS              PAYOUTS
                                                             ------------------------   -----------
                                                   Other     Restricted    Securities                   All
   Name and                                       Annual        Stock      Underlying     LTIP         Other
   Principal                  Salary     Bonus    Comp. (1)   Award(s)      Options/     Payouts    Compensation(2)
   Position          Year       ($)       ($)        ($)         ($)        SARs (#)       ($)         ($)
   ---------        ------   --------   -------   ---------  ----------    -----------  ---------   ----------------
   Thomas C.         1997    $183,980   $15,000      --          --           --           --       $  3,598
   Thompson(3)       1996    $183,436   $18,900      --          --           --           --       $  4,500
   (C.E.O)           1995    $175,284   $41,677      --          --           --           --       $  4,500
--------------------------------------------------------------------------------------------------------------------
   David O.          1997    $124,625   $10,000      --          --           --           --       $  3,104
   Turner(4)         1996    $124,081   $10,000      --          --           --           --       $  4,500
   (C.O.O.)          1995    $117,212   $22,806      --          --           --           --       $  4,084
--------------------------------------------------------------------------------------------------------------------
   F. Robert         1997    $110,209   $10,000      --          --           --           --       $  2,907
   Merrill III       1996    $110,002   $12,000      --          --           --           --       $  3,885
   (C.F.O.)          1995    $ 98,931   $17,534      --          --           --           --       $  3,404
--------------------------------------------------------------------------------------------------------------------
   Scott F. Drees    1997    $132,000   $13,000      --          --           --           --       $  3,536
   (Exec. Vice       1996    $111,385   $13,000      --          --           --           --       $     --
   Pres.)            1995    $     --   $    --      --          --           --           --       $     --
--------------------------------------------------------------------------------------------------------------------
   Alan W. Mock      1997    $100,000   $ 7,500      --          --           --           --       $  1,625
   (Vice             1996    $ 10,385   $    --      --          --           --           --       $     --
   President)        1995    $    --    $    --      --          --           --           --       $     --
====================================================================================================================





(1) None of the Named Executive Officers received personal benefits, securities or property in excess of the lesser of $50,000 or 10 percent of such individual's reported salary and bonus.
(2) Reflects matching employer contributions under the Company's Employees Savings Plan 401(k).
(3)  Mr. Thompson resigned on December 31, 1997.
(4) Mr. Turner transferred employment to Atrion Corporation, the acquirer of the CVS Operations on January 30, 1998.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)



=================================================================================================================
                       NUMBER OF     PERCENT OF TOTAL                              POTENTIAL REALIZABLE VALUE AT
                      SECURITIES       OPTIONS/SARS                                  ASSUMED ANNUAL RATES OF
                      UNDERLYING        GRANTED TO      EXERCISE OR                STOCK PRICE APPRECIATION FOR
                     OPTIONS/SARS      EMPLOYEES IN      BASE PRICE   EXPIRATION            OPTION TERM
       NAME           GRANTED (#)       FISCAL YEAR        ($/SH)        DATE            5%             10%
------------------- ---------------- ------------------ ------------- ----------   -------------- --------------
Scott F. Drees           7,000            10.5%            $5.9375     04/01/07       $26,110         $66,220
================================================================================================================

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

=================================================================================================================
                                SHARES                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                               ACQUIRED       VALUE        UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                             ON EXERCISE     REALIZED     OPTIONS/SARS AT FY-END           AT FY-END ($) (1)
            NAME                 (#)           ($)        -----------------------    ----------------------------
                                                              (#) EXERCISABLE        EXERCISABLE    UNEXERCISABLE
                                                               UNEXERCISABLE

-----------------------------------------------------------------------------------------------------------------
 Thomas C. Thompson            116,170       $548,554       12,500          0              0              0
 (C.E.O)
-----------------------------------------------------------------------------------------------------------------
 David O. Turner                  0             0           51,500          0          $121,540           0
 (C.O.O.)
-----------------------------------------------------------------------------------------------------------------
 F. Robert Merrill III            0             0           47,820        7,500        $200,009           0
 (C.F.O.)
-----------------------------------------------------------------------------------------------------------------
 Scott F. Drees                   0             0           26,750        30,250     $    1,806         $5,421
 (Exec. Vice President)
-----------------------------------------------------------------------------------------------------------------
 Alan W. Mock                     0             0            5,000        15,000           0              0
 (Vice President)
=================================================================================================================

(1) Represents the difference between the closing market price of the Common Stock on the Nasdaq National Market System on December 31, 1997 and the exercise price of the options.

                 EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

Christopher G. Chavez Mr. Chavez and the Company entered into an employment agreement as of April 9, 1998, pursuant to which Mr. Chavez serves as Chief Executive Officer and President of the Company. Under the employment agreement, which has a term of two years, Mr. Chavez receives an annual base salary of $200,000. In addition, Mr. Chavez may receive a performance-based incentive bonus equal to 50% of his annual base salary earned by meeting certain strategic milestones and objective measurements of profitability and shareholder value determined annually by mutual agreement of Mr. Chavez and the Board of Directors. If Mr. Chavez' performance exceeds the objectives so established, Mr. Chavez is eligible for a larger bonus, and correspondingly, if performance falls short of the objectives, Mr. Chavez may receive less than the full bonus percentage. Mr. Chavez is also entitled to employee benefits generally made available to other officers of the Company. If the Company terminates Mr. Chavez' employment without cause (as defined in the agreement) within the first year of employment, Mr. Chavez will receive severance compensation equal to twenty-four months' salary, and if the Company terminates his employment for cause after one year, Mr. Chavez will receive severance compensation equal to twelve months' salary. The employment agreement also contains confidentiality, trade secret and noncompetition provisions that are intended to protect the Company's intellectual property, trade secrets and other confidential information. Pursuant to the 1998 Stock Option Plan adopted by the Board of Directors on April 9, 1998 (the "1998 Plan"), the Company granted Mr. Chavez ten-year nonqualified stock options to purchase 200,000 share of the Company's common stock at $8.56 per share (the closing sale price of the Company's common stock on the date preceding grant), 50,000 of which vested upon grant and 50,000 of which will vest on the first, second and third anniversaries of the date of grant. In the event of a "sale of the corporation" (as defined in the stock option agreement), Mr. Chavez' stock options vest immediately.

F. Robert Merrill III Mr. Merrill and the Company entered into an employment agreement as of April 9, 1998, pursuant to which Mr. Merrill serves as Chief Financial Officer, Executive Vice President-Finance, Secretary and Treasurer of the Company. Under the employment agreement, which has a term of two years, Mr. Merrill receives an annual base salary of $121,000. In addition, Mr. Merrill may receive a performance-based incentive bonus in accordance with Company policy established by the Board of Directors from time to time. Mr. Merrill is also entitled to employee benefits generally made available to other officers of the Company. If the Company terminates Mr. Merrill's employment without cause (as defined in the agreement), Mr. Merrill will receive severance compensation determined pursuant to a formula. The employment agreement also contains confidentiality, trade secret and noncompetition provisions that are intended to protect the Company's intellectual property, trade secrets and other confidential information. The Company also granted Mr. Merrill ten-year nonqualified stock options under the 1998 Plan to purchase 50,000 shares of the Company's common stock at $8.56 per share (the closing sale price of the Company's common stock on the date preceding grant), 12,500 of which vest on the date of grant and 12,500 of which vest on each of the first, second and third anniversaries of the date of grant. In the event of a "sale of the corporation" (as defined in the stock option agreement), Mr. Merrill's stock options vest immediately. In addition, the Company agreed to pay Mr. Merrill a $50,000 bonus upon the successful closing of the sale of the CVS Operations to Atrion Corporation, which the Company paid in the first quarter of 1998. The Company also extended to March 31, 1998 the period during which Mr. Merrill could exercise 24,870 options granted in December 1987. Mr. Merrill exercised these options in March 1998.


Scott F. Drees Mr. Drees and the Company entered into an employment agreement as of April 9, 1998, pursuant to which Mr. Drees serves as Executive Vice President of the Company. Under the employment agreement, which has a term of two years, Mr. Drees receives an annual base salary of $145,000. In addition, Mr. Drees may receive a performance-based incentive bonus in accordance with Company policy established by the Board of Directors from time to time. Mr. Drees is also entitled to a stock appreciation bonus payable before January 31, 1999 equal to the difference between (i) the average closing price for the five day trading period preceding December 31, 1998 and (ii) $6.00, multiplied by 50,000, with a "cap" on the bonus amount of $212,500. Mr. Drees is also entitled to employee benefits generally made available to other officers of the Company. If the Company terminates Mr. Drees' employment without cause (as defined in the agreement), Mr. Drees will receive severance compensation determined pursuant to a formula. The employment agreement also contains confidentiality, trade secret and noncompetition provisions that are intended to protect the Company's intellectual property, trade secrets and other confidential information. The Company also granted Mr. Drees ten-year nonqualified stock options under the 1998 Plan to purchase 50,000 shares of the Company's common stock at $8.56 per share (the closing sale price of the Company's common stock on the date preceding grant), 12,500 of which vest on the date of grant and 12,500 of which vest on each of the first, second and third anniversaries of the date of grant. In the event of a "sale of the corporation" (as defined in the stock option agreement), Mr. Drees' stock options vest immediately.

Thomas C. Thompson Mr. Thompson and the Company entered into an agreement as of December 31, 1997 pursuant to which Mr. Thompson resigned as an officer and director but was retained as a consultant to the Company. The Company agreed to pay Mr. Thompson $191,056 a year for two years for consulting services, payable in monthly installments. In addition, the Company agreed to pay Mr. Thompson a $100,000 bonus upon the successful closing of the sale of the CVS Operations to Atrion Corporation, which the Company paid in the first quarter of 1998. The Company also extended to March 31, 1998 the period during which Mr. Thompson may exercise his options granted in December 1987. The agreement also contains mutual releases, covenants not to sue, and confidentiality, trade secret and noncompetition provisions that are intended to protect the Company's intellectual property, trade secrets and other confidential information.

                          COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of three independent outside directors, recommends compensation strategies, policies and programs to the Board of Directors and approves annual salary and cash bonus awards to senior officers and long-term incentive awards to all employees.

The Board of Directors and the Compensation Committee believe that the Company's success requires a small, but highly motivated, professional staff. The compensation programs, therefore, are primarily designed to maintain market competitiveness in order to attract and retain key employees.

The Company's executive compensation program combines base salary, annual bonus, and a stock ownership program to attract and retain executives. Base salary increases and annual bonuses are based on corporate performance. Among factors on which compensation is based is a competitive analysis of compensation paid by other comparable companies. Other primary factors influencing compensation terms are current market conditions for recruiting highly skilled and/or specialized talent, need to retain key employees and executives, and experience level and market worth of current employees, and performance results. The Compensation Committee also considered the Company's structure and methods of operation, which require a small, highly qualified executive group.

Under the Company's annual bonus plan, bonuses are based on achievement levels of corporate goals during the prior year. Annual compensation is leveraged to provide a strong link to corporate objectives. Competitive target bonus levels are established annually.

The stock option programs of the Company are long-term incentive plans for executive officers and key employees that are intended to motivate executives and employees to improve total return to shareholders. The number granted is based on competitive grant values for the salary level/position and the share price at the time of grant. To encourage long-term performance, options generally vest over a four-year period.

The Company also uses the services of independent compensation and benefits consulting firms to provide analysis and recommendations for competitive pay levels and programs, in addition to local and national survey data.

In 1997, the Compensation Committee recommended increases in base salary levels of the Company's executive officers and granted cash bonuses of $64,000 to the Company's executive officers. Based on the Company's performance, in 1997 the base salary of the Chief Executive Officer of the Company, Thomas C. Thompson was $183,980 and the Compensation Committee awarded Mr. Thompson a $15,000 cash bonus.

                                                  COMPENSATION COMMITTEE
                                                    Robert C. Eberhart
                                                     Hugh M. Morrison
                                                     Michael J. Torma

This report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this Report by reference.

Performance Graph. The following graph compares the cumulative total return of the Company's Common Stock during the period commencing January 1, 1993 through December 31, 1997, with the Nasdaq Market Index and an index of companies within the Standard Industrial Code for Health Services (the "Peer Index").

    100.000       77.272      95.454     188.636      140.909     126.690
    100.000      114.796     112.214     158.699      195.192     239.527
    100.000      115.376     123.789     157.238      157.317     160.349


                                [OBJECT OMITTED]

The stock price performance depicted in the Performance Graph is not necessarily indicative of future price performance. The Performance graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act.


                          ----------------------------


                                   PROPOSAL II
           APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION,
                   AS AMENDED, TO CHANGE THE COMPANY'S NAME TO
                    "ADVANCED NEUROMODULATION SYSTEMS, INC."

On January 30, 1998, the company sold the assets of its CVS Operations to Atrion Corporation including the rights to the name Quest Medical, Inc. Following the sale, the operating activities of the Company are conducted through its wholly-owned subsidiary Advanced Neuromodulation Systems, Inc., a Texas corporation. Therefore, the Board of Directors deems it advisable that the Articles of Incorporation be further amended, subject to approval by the shareholders, to change the Company's name to "Advanced Neuromodulation

Systems, Inc." to be consistent with the business of the Company since the sale of the CVS Operations. Approval of the amendment to the Articles of Incorporation requires the affirmative vote of a majority of all outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting. Abstention from voting on the proposal will have the same effect as voting against the proposal.

The Board of Directors unanimously recommends a vote for approval of the amendment of Article One of the Company's Articles of Incorporation so that, as amended it shall read as follows:

     "THE NAME OF THE CORPORATION IS ADVANCED NEUROMODULATION SYSTEMS, INC."


If the proposed amendment is approved by the shareholders, it will become effective upon filing and recording a Certificate of Amendment to the Articles of Incorporation as required by the State of Texas Corporation Law. Upon the effectiveness of the name change, if approved by the shareholders, the company intends to change its trading symbol on the nasdaq stock market to "ANSI."


                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                     FOR APPROVAL OF THE PROPOSED AMENDMENT
          TO THE ARTICLES OF INCORPORATION, AS AMENDED, OF THE COMPANY


                          ----------------------------


                                  PROPOSAL III
                       APPROVAL OF THE QUEST MEDICAL, INC.
                             1998 STOCK OPTION PLAN

Effective April 9, 1998, the Board of Directors adopted the Quest Medical, Inc. 1998 Stock Option Plan (the "1998 Plan") (if Proposal II is approved, the name of the 1998 Plan will be changed to the Advanced Neuromodulation Systems, Inc. 1998 Stock Option Plan). Certain options granted under the 1998 Plan are intended to qualify as "Incentive Stock Options" pursuant to Section 422 of the Internal Revenue Code of 1986, as amended from time to time, ("Incentive Stock Options") while certain other options granted under the 1998 Plan will constitute nonqualified options. the 1998 Plan is being submitted for approval by the shareholders of the Company to permit the granting of Incentive Stock Options and to insure full deductibility by the Company of option exercises by executives under the Internal Revenue Code. A summary of the material features of the 1998 Plan follows. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the 1998 Plan, a copy of which is attached as Appendix A and is incorporated herein by reference.

Purpose of the 1998 Plan. The purpose of the 1998 Plan is to furnish additional equity incentives to directors, advisory directors, consultants, officers and key employees of the Company because there are a limited number of shares of Common Stock remaining for issuance under the Quest Medical, Inc. 1979, 1995 and Directors' Stock Option Plans. The additional equity incentives are designed to increase shareholder value and to advance the interests of the Company by furnishing incentives to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of the Company and its subsidiaries. Because the Company has used stock options to successfully attract and retain directors, advisory directors, consultants, officers and key employees in the past, the Board of Directors determined that it would be in the Company's best interest to adopt a new stock option plan.

Shares Issuable through the 1998 Plan. The total number of shares of Common Stock issuable under the 1998 Plan shall be 800,000 shares, provided, however, that on January 1 of each year (commencing on January 1, 1999), the aggregate number of shares of common stock then issuable upon the exercise of options shall be increased by the same percentage that the total number of issued and outstanding shares of common stock increased from the preceding January 1 to the following December 31 (if such percentage is positive). Notwithstanding the above, the aggregate number of shares of Common Stock issuable upon the exercise of Incentive Stock Options pursuant to the 1998 Plan cannot exceed 800,000 shares. Shares of Common Stock subject to stock options that are canceled, terminated or forfeited will again be available for issuance under the 1998 Plan. the aggregate number of shares of Common Stock with respect to which options may be granted to any single participant in any one calendar year shall not exceed 200,000.

Directors, advisory directors, consultants, officers and key employees of the Company are eligible to receive stock option grants under the 1998 Plan. The Stock Option Committee has determined that employees of the Company or its subsidiaries whose salaries exceed a certain level are eligible to receive stock options under the 1998 Plan. Approximately 40 employees were eligible to participate in the 1998 Plan as of April 10, 1998.

The 1998 Plan is submitted to the shareholders for approval in order to comply with the provisions of Section 162(m) of the code. section 162(m) limits the tax deduction available to a company with respect to compensation paid to certain of its executive officers unless, among other conditions, the compensation is "performance based" and is paid pursuant to a plan approved by shareholders.

Each stock option granted under the 1998 plan will be evidenced by a stock option agreement containing such terms and provisions as are approved by the Stock Option Committee and executed on behalf of the Company by an appropriate officer. The per share exercise price of each stock option is determined by the Stock Option Committee, but will in no event be less than the fair market value of the Common Stock at the time the stock option is granted. Vesting of the stock options will be determined by the Stock Option Committee, under terms and conditions set forth in each stock option agreement. However, no incentive Stock Option shall be exercisable at any time after the expiration of ten (10) years from the date of grant; provided, however, that if a participant with respect to an Incentive Stock Option is a 10% shareholder on the date of grant of such Incentive Stock Option, then such incentive stock option shall not be exercisable after the expiration of five (5) years from its date of grant.

Upon exercise of a stock option under the 1998 Plan, the exercise price for the purchased shares will be immediately payable in cash, by check, or at the Stock Option Committee's option, shares of Common Stock that the optionee has owned for at least six months, having a fair market value on the date immediately preceding the exercise date equal to the exercise price. The Stock Option Committee may, but is not required to, make financing available to the participant for the purchase of shares of Common Stock pursuant to such stock option on such terms as it shall specify.

The Board has the discretion at the time of a grant or at any time prior to or upon the occurrence of a change of control or potential change of control, to provide in whole or in part for the accelerated exercisability of each option outstanding at the time of such change of control.

Options granted under the 1998 Plan are not assignable or transferable other than by will or the laws of descent and distribution, and during the optionee's lifetime, the option may be exercised only by such optionee.

Termination of Employment. If a participant dies or becomes disabled, all vested Incentive Stock Options may be exercised at any time within one year (or the remaining term of the stock option, if less). If a participant ceases to be a Company officer or employee for any other reason, he or she must exercise any vested Incentive Stock Options within three months (or their remaining term, if less).

Administration of the 1998 Plan. The Stock Option Committee of the Board of Directors will administer the 1998 Plan. The Stock Option Committee is generally empowered to interpret the 1998 Plan, to prescribe, and rescind rules and regulations relating to it, and to determine the terms and provisions of the respective stock option agreements. The Board of Directors or the Stock Option Committee may amend or discontinue the 1998 Plan at any time subject to certain restrictions set forth in the 1998 Plan. Except in limited circumstances, no amendment or discontinuance may adversely affect any previously granted stock option award without the consent of the recipient thereof. Shareholder approval is required if the number of shares issuable under the 1998 Plan is increased or the class of eligible employees is changed.

Federal Income Tax consequences. The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code of 1986 (as amended, the "Code"). There also may be state, local and foreign income tax consequences applicable to transactions involving stock options.

Under existing federal income tax provisions, a participant who receives stock options will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes upon the grant of a stock option.

When a nonqualified stock option granted pursuant to the 1998 Plan is exercised, the employee generally will realize ordinary income (compensation) measured by the difference between the aggregate purchase price of the Common Stock as to which the stock option is exercised and the aggregate fair market value of the Common Stock on the exercise date, and the Company generally will be entitled to a deduction in the year the stock option is exercised equal to the amount the employee is required to treat as ordinary income. Any taxable income recognized in connection with a nonqualified stock option exercised by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. The basis for determining gain or loss upon a subsequent disposition of Common Stock acquired upon the exercise of a nonqualified stock option will be the purchase price paid to the Company for the Common Stock increased by an amount included in the optionee's taxable income resulting from the exercise of such stock option. The holding period for determining the rate of tax on gain or loss on such subsequent disposition generally begins on the date on which the optionee acquires the Common Stock.

An employee generally will not recognize any income upon the exercise of an Incentive Stock Option, but the exercise may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an Incentive Stock Option, provided that the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the Incentive Stock Option (the "Required Holding

Periods"). An employee disposing of such shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of
(i) the difference between the stock option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The remaining gain or loss is generally treated as capital gain or loss, with the tax rate depending on how long the shares are held. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an Incentive Stock Option, except where the employee disposes of the shares of Common Stock received upon exercise before the expiration of the required holding periods.

The affirmative vote of the holders of a majority of the total shares of common stock issued and outstanding is required (a) to permit the granting of incentive stock options under the 1998 plan, and (b) to qualify awards of stock options under the 1998 plan as "performance based" under section 162(m) of the code. If the 1998 plan is not approved by the shareholders at the annual meeting, then any stock options previously granted under the 1998 plan will be nonqualified stock options, regardless of whether the stock option agreement relating thereto purport to grant incentive stock options, and any options granted to certain executive officers will be void.

                   THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR
                     APPROVAL OF THE 1998 STOCK OPTION PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has been selected by the Board of Directors as the Company's independent auditors for the current year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                            PROPOSALS OF SHAREHOLDERS

A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company's annual shareholders meeting in 1999 and received at the Company's principal executive office by January 28, 1999, will be included in the Company's Proxy Statement and form of proxy relating to such annual meeting of shareholders.

                                  OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company.

                         FINANCIAL STATEMENTS AVAILABLE

A copy of the Company's 1997 Annual Report accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

UPON WRITTEN REQUEST TO F. ROBERT MERRILL III, CORPORATE SECRETARY, QUEST MEDICAL, INC., ONE ALLENTOWN PARKWAY, ALLEN, TEXAS 75002, THE COMPANY WILL PROVIDE WITHOUT CHARGE COPIES OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K.

                                        By Order of the Board of Directors



                                        F. Robert Merrill III
                                        Secretary

Allen, Texas
April 27, 1998

                                                                      APPENDIX A

                               QUEST MEDICAL, INC.
                             1998 STOCK OPTION PLAN

     1. Purpose of the Plan. This Plan shall be known as the Quest Medical, Inc. 1998 Stock Option Plan. The purposes of the Plan are (i) to attract and retain the best available personnel for positions of substantial responsibility, (ii) to attract and retain directors and advisory directors with a high degree of training, experience and ability and (iii) to provide incentives to such personnel, directors and advisory directors to promote the success of the business of Quest Medical, Inc. and its subsidiaries.

     Certain options granted under this Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the Internal Revenue Code of 1986, as amended from time to time, while certain other options granted under the Plan will constitute nonqualified options.

     2. Definitions. As used herein, the following definitions shall apply:

          (a) "Board" means the Board of Directors of the Corporation.

          (b) "Common Stock" means the Common Stock, $.05 par value per share, of the Corporation. Except as otherwise provided herein, all Common Stock issued pursuant to the Plan shall have the same rights as all other issued and outstanding shares of Common Stock, including but not limited to voting rights, the right to dividends, if declared and paid, and the right to pro rata distributions of the Corporation's assets in the event of liquidation.

          (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (d) "Committee" means the committee described in Section 18(a) that administers the Plan.

          (e) "Corporation" means Quest Medical, Inc., a Texas corporation.

          (f) "Date of Grant" means the date on which an Option is granted pursuant to this Plan or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective.

          (g) "Director" means any director, advisory director or consultant of the Corporation or one of its Subsidiaries, but excluding any director, advisory director or consultant who is also an officer or employee of the Corporation or one of its Subsidiaries.

          (h) "Employee" means any officer or other key employee of the Corporation or one of its Subsidiaries, including any director who is also an officer or key employee of the Corporation or one of its Subsidiaries.

          (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (j) "Executive" means an Employee who is, or in the judgment of the Committee may become, the Chief Executive Officer of the Corporation or one of the other four most highly compensated executive officers of the Corporation.

          (k) "Fair Market Value" means the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the trading day immediately prior to the date specified as reported by The Nasdaq Stock Market or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Committee, in its sole discretion. In making such determination, the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

          (l) "Non-Employee Director" means an individual who is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and also an "outside director" within the meaning of Treasury Regulation ss. 1.162-27(e)(3).

          (m) "Nonqualified Option" means any Option that is not a Qualified Option.

          (n) "Option" means a stock option granted pursuant to Section 6 of this Plan.

          (o) "Optionee" means any Employee or Director who receives an Option.

          (p) "Participant" means any Employee or Director who receives an Option pursuant to this Plan.

          (q) "Plan" means the Quest Medical, Inc. 1998 Stock Option Plan, as amended from time to time.

          (r) "Qualified Option" means any Option that is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

          (s) "Rule 16b-3" means Rule 16b-3 of the rules and regulations under the Exchange Act, as Rule 16b-3 may be amended from time to time, and any successor provisions to Rule 16b-3 under the Exchange Act.

          (t) "Subsidiary" means any now existing or hereinafter organized or acquired company of which more than fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Corporation or through one or more Subsidiaries of the Corporation.

     3. Term of Plan. The Plan has been adopted by the Board effective as of April 9, 1998. To permit the granting of Qualified Options under the Code, and to qualify awards of Options hereunder as "performance based" under Section 162(m) of the Code, the Plan will be submitted for approval by the shareholders of the Corporation by the affirmative votes of the holders of a majority of the shares of Common Stock then issued and outstanding, for approval no later than the next annual meeting of shareholders. If the Plan is not so approved by the shareholders of the Corporation, then any Options previously granted under the Plan will be Nonqualified Options, regardless of whether the option agreements relating thereto purport to grant Qualified Options, and any options granted to Executives will be void. The Plan shall continue in effect until terminated pursuant to Section 18(a).

     4. Shares Subject to the Plan. Except as otherwise provided in Section 17 hereof, the aggregate number of shares of Common Stock issuable upon the exercise of Options pursuant to this Plan shall be 800,000 shares; provided, however, that on January 1 of each year (commencing on January 1, 1999), the aggregate number of shares of Common Stock then issuable upon the exercise of Options shall be increased by the same percentage that the total number of issued and outstanding shares of Common Stock increased from the preceding January 1 to the following December 31 (if such percentage is positive). For example, if the total number of issued and outstanding shares of Common Stock on January 1, 1999 were 5,000,000, the total number of issued and outstanding shares of the Corporation on December 31, 1999 were 5,500,000, and the aggregate number of shares of Common Stock then issuable upon the exercise of Options pursuant to this Plan were 250,000, the aggregate number of shares of Common Stock issuable under the Plan effective January 1, 2000 would be 275,000 (a 10% increase). Notwithstanding the above, the aggregate number of shares of Common Stock issuable upon the exercise of Qualified Options pursuant to this Plan shall not exceed 800,000 shares. Shares issuable upon the exercise of Options may either be authorized but unissued shares or treasury shares. The Corporation shall, during the term of this Plan, reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan. If an Option should expire or become unexercisable for any reason without having been exercised in full, then the shares that were subject thereto shall, unless the Plan shall have terminated, become immediately available for the grant of additional Options under this Plan, subject to the limitations and adjustments set forth above. In addition, for purposes of calculating the aggregate number of shares that may be issued under this Plan, only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of a Qualified Option or a Nonqualified Stock Option. Shares tendered by a Participant as payment for shares issued upon such exercise shall be available for reissuance under the Plan.

     5. Eligibility. Qualified Options may be granted under Section 6 of the Plan to such Employees of the Corporation or its Subsidiaries as may be determined by the Committee. Nonqualified Options may be granted under Section 6 of the Plan to such Employees or Directors of the Corporation or its Subsidiaries as may be determined by the Committee. Subject to the limitations and qualifications set forth in this Plan, the Committee shall also determine the number of Options to be granted, the number of shares subject to each Option grant, the exercise price or prices of each Option, the vesting and exercise period of each Option, whether an Option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each Option as are consistent with the provisions of this Plan. In connection with the granting of Qualified Options, the aggregate Fair Market Value (determined at the Date of Grant of a Qualified Option) of the shares with respect to which Qualified Options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Optionee's employer corporation and its parent and subsidiary corporations as defined in Section 424(e) and (f) of the Code, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies (collectively, such corporations described in this sentence are hereinafter referred to as "Related Corporations")) shall not exceed $100,000 or such other amount as from time to time provided in Section 422(d) of the Code or any successor provision. In the event that the Participant's total Qualified Options exceed the $100,000 limit in any calendar year (whether due to acceleration of exercisability, miscalculation, error or otherwise) the amount of Qualified Options that exceed such limit shall be treated as Nonqualified Options. The Qualified Options granted earliest (whether under this Plan or any other agreement or plan) shall be applied first to the $100,000 limit. In the event that only a portion of the Qualified Options granted at the same time can be applied to the $100,000 limit, the Corporation shall issue separate share certificates for such number of shares as does not exceed the $100,000 limit, and shall designate such shares as Qualified Option stock in its share transfer records.

         6. Grant of Options. Except as provided in Section 18(c), the Committee shall determine the number of shares of Common Stock to be offered from time to time pursuant to Options granted hereunder and shall grant Options under the Plan. Notwithstanding the foregoing, each member of the Committee shall be eligible to receive Options only if the Board unanimously (except for such Committee member) grants such Option to such member. The grant of Options shall be evidenced by Option agreements containing such terms and provisions as are approved by the Committee and executed on behalf of the Corporation by an appropriate officer. In connection with the granting of any Options under the Plan, the aggregate number of shares of Common Stock with respect to which Options may be granted to any single Executive in any one calendar year shall not exceed 200,000. Solely for this purpose, Options that lapse or are canceled continue to count against such limit.

         7. Time of Grant of Options. The date of grant of an Option under the Plan shall be the date on which the Committee awards the Option or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective. Notice of the grant shall be given to each Participant to whom an Option is granted promptly after the date of such grant.

         8. Price. The exercise price for each share of Common Stock subject to an Option (the "Exercise Price") granted pursuant to Section 6 of the Plan shall be determined by the Committee at the Date of Grant; provided, however, that (a) the Exercise Price for any Option shall not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant, and (b) if the Optionee owns on the Date of Grant more than 10 percent of the total combined voting power of all classes of stock of the Corporation or its parent or any of its subsidiaries, as more fully described in Section 422(b)(6) of the Code or any successor provision (such shareholder is referred to herein as a "10-Percent Shareholder"), the Exercise Price for any Qualified Option granted to such Optionee shall not be less than 110% of the Fair Market Value of the Common Stock at the Date of Grant.

         9. Vesting. Subject to Section 11 of this Plan, each Option award under the Plan shall vest or be subject to forfeiture in accordance with the provisions set forth in the applicable Option agreement. The Committee may, but shall not be required to, permit acceleration of vesting or termination of forfeiture provisions upon any sale of the Corporation or similar transaction. Notwithstanding the foregoing, in no event shall the acceleration of any Option hereunder upon a change of control of the Corporation occur to the extent an "excess parachute payment" (as defined in Section 280G of the Code) would result. In the event that the Committee determines that such an excess parachute payment would result if acceleration occurred (when added to any other payments or benefits contingent on a change of control under any other agreements, arrangements or plans) then the number of shares as to which exercisability is accelerated shall be reduced so that total parachute payments do not exceed 299% of the Optionee's "base amount," as defined in Section 280G(b)(3) of the Code. A

Participant's Option agreement may contain such additional provisions with respect to vesting as the Committee may specify.

         10. Exercise. A Participant may pay the Exercise Price of the shares of Common Stock as to which an Option is being exercised by the delivery of (a) cash, (b) check, (c) at the Corporation's option, by the delivery of shares of Common Stock having a Fair Market Value on the date immediately preceding the exercise date equal to the Exercise Price and have been held by the Optionee at least six (6) months prior to the date of exercise, or (d) at the Corporation's option, any other consideration that the Corporation determines is consistent with the Plan's purpose and applicable law. If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee if (i) the broker-dealer has received from the Optionee or the Corporation a fully- and duly-endorsed agreement evidencing such Option, together with instructions signed by the Optionee requesting the Corporation to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (iii) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

         11. When Qualified Options May be Exercised. No Qualified Option shall be exercisable at any time after the expiration of ten (10) years from the Date of Grant; provided, however, that if the Optionee with respect to a Qualified Option is a 10-Percent Shareholder on the Date of Grant of such Qualified Option, then such Option shall not be exercisable after the expiration of five
(5) years from its Date of Grant. In addition, if an Optionee of a Qualified Option ceases to be an employee of the Corporation or any Related Corporation for any reason, such Optionee's vested Qualified Options shall not be exercisable after (a) three (3) months following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is not due to the death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) of the Optionee, or (b) twelve (12) months following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is due to the death or permanent and total disability (as defined above) of the Optionee. Upon the death of an Optionee, any vested Qualified Option exercisable on the date of death may be exercised by the Optionee's estate or by a person who acquires the right to exercise such Qualified Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining option term of the Qualified Option and twelve (12) months after the date of the Optionee's death. This Section 11 only provides the outer limits of allowable exercise dates with respect to Qualified Options; the Committee may determine that the exercise period for a Qualified Option shall have a shorter duration than as specified above.

         12. Option Financing. Upon the exercise of any Option granted under the Plan, the Corporation may, but shall not be required to, make financing available to the Participant for the purchase of shares of Common Stock pursuant to such Option on such terms as the Board or the Committee may specify.

         13. Withholding of Taxes. The Committee shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the

Corporation is required by any law or regulation of any governmental authority to withhold in connection with any Option including, but not limited to, (a) withholding the issuance of all or any portion of the shares of Common Stock subject to such Option until the Participant reimburses the Corporation for the amount it is required to withhold with respect to such taxes, (b) withholding any portion of such issuance in an amount sufficient to reimburse the Corporation for the amount of taxes it is required to withhold, (c) allowing the Participant to deliver Common Stock as payment for the amount the Corporation is required to withhold for taxes or (d) taking any other action reasonably required to satisfy the Corporation's withholding obligation.

         14. Conditions Upon Issuance of Shares.

                  (a) The Corporation shall not be obligated to sell or issue any shares upon the exercise of any Option granted under the Plan unless the issuance and delivery of shares comply with all provisions of applicable federal and state securities laws and the requirements of The Nasdaq Stock Market or any stock exchange upon which shares of the Common Stock may then be listed.

                  (b) As a condition to the exercise of an Option, the Corporation may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal and state securities laws.

                  (c) The Corporation shall not be liable for refusing to sell or issue any shares covered by any Option if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to sell or issue such shares in compliance with all applicable federal and state securities laws and the requirements of The Nasdaq Stock Market or any stock exchange upon which shares of the Common Stock may then be listed. In addition, the Corporation shall have no obligation to any Participant, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any Option.

                  (d) No Participant will be, or will be deemed to be, a holder of any Common Stock subject to an Option unless and until such Participant has exercised his or her Option and paid the purchase price for the subject shares of Common Stock.

         15. Restrictions on Transfer.

                  (a) Options issued pursuant to the Plan shall be nontransferable except by will or the laws of descent and distribution, and may only be exercisable during the Participant's lifetime only by the Participant.

                  (b) Shares of Common Stock issued pursuant to the Plan may be subject to restrictions on transfer under applicable federal and state securities laws. The Committee may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to the Plan as it deems desirable; any such restrictions shall be set forth in any Option agreement entered into hereunder.

         16. Modification of Plan and Options.

                  (a) The Committee may from time to time and at any time alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action of the Committee may, without the approval of the shareholders of the Corporation, alter the provisions of the Plan so as to (i) increase the maximum number of shares of Common Stock that may be subject to Qualified Options under this Plan (except as provided in Section 17 of this Plan), (ii) change the class of employees eligible to receive Qualified Options pursuant to this Plan, or (iii) change the annual limit on the number of Options granted to an Executive in Section 6 above.

                  (b) At any time and from time to time, the Committee may execute an instrument providing for modification, extension or renewal of any outstanding Option, provided that no such modification, extension or renewal shall impair the Option without the consent of the holder of the Option. Notwithstanding the foregoing, (i) in the event of such a modification, substitution, extension or renewal of a Qualified Option, the Committee may increase the exercise price of such Option if necessary to retain the qualified status of such Option, and (ii) the Committee may, in its discretion and without the holder's consent, convert, any Qualified Option into a Nonqualified Option.

         17. Effect of Change in Stock Subject to the Plan. In the event that each of the outstanding shares of Common Stock (other than shares held by dissenting shareholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend occurs, then the Corporation may either (a) substitute for each share of Common Stock then subject to Options or available for Options the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting shareholders) shall be so changed or exchanged, or the number of shares of Common Stock as is equitably required in the event of a stock split or stock dividend, together with an appropriate adjustment of the Exercise Price, or (b) cancel all such Options as of the effective date of any merger, consolidation, recapitalization, reclassification, split-up or combination of shares by giving written notice to each holder thereof or his personal representatives of its intention to do so and by permitting the exercise of all such Options, without regard to determinations of periods or installments of exercisability during the thirty (30) day period immediately preceding such effective date. The Committee may, but shall not be required to, provide additional anti-dilution protection to a Participant under the terms of the Participant's Option agreement.

         18.      Administration.

                  (a) Notwithstanding anything to the contrary herein, to the extent necessary to comply with the requirements of Rule 16b-3, the Plan shall be administered by the Board, if each member is a Non-Employee Director, or by a committee comprised solely of two or more Non-Employee Directors appointed by the Board (the group responsible for administering the Plan is referred to as the "Committee"). Options may be granted under Section 6 only by majority agreement of the members of the Committee. Option agreements, in the form as approved by the Committee, and containing such terms and conditions consistent with the provisions of this Plan as are determined by the Committee, may be executed on behalf of the Corporation by the Chairman of the Board, the President or any Vice President of the

Corporation. The Committee shall have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the Option agreements granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; to suspend, discontinue or terminate this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Committee shall be final and conclusive. No member of the Committee shall be liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any award thereunder, and the members of the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law.

                  (b) Members of the Committee shall be specified by the Board, and shall consist solely of Non-Employee Directors. Non-Employee Directors may not possess an interest in any transaction for which disclosure is required under Section 404(a) of Regulation S-K under the Exchange Act or be engaged in a business relationship that must be disclosed under Section 404(a) and must qualify as `outside directors' as defined in Section 162(m) of the Code and regulations thereunder.

                  (c) Although the Committee may suspend, discontinue or terminate the Plan at any time, all Qualified Options must be granted within ten
(10) years from the effective date of the Plan or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier.

         19. Continued Employment Not Presumed. Nothing in this Plan or any document describing it nor the grant of any Option shall give any Participant the right to continue in the employment of the Corporation or affect the right of the Corporation to terminate the employment of any such person with or without cause.

         20. Liability of the Corporation. Neither the Corporation, its directors, officers or employees or the Committee, nor any Subsidiary which is in existence or hereafter comes into existence, shall be liable to any Participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Qualified Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

         21. Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Texas and the United States, as applicable, without reference to the conflict of laws provisions thereof.

         22. Severability of Provisions. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

                              QUEST MEDICAL, INC.
                BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING
              OF SHAREHOLDERS AT 10:00 A.M. THURSDAY, MAY 28, 1998
                   ONE ALLENTOWN PARKWAY, ALLEN, TEXAS 75002


The undersigned shareholder of Quest Medical, Inc. (the "Company") hereby appoints F. Robert Merrill III and Hugh M. Morrison, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1), (2) AND (3) THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (4). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated April 27, 1998, is hereby acknowledged.


               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

                               QUEST MEDICAL, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

The Board of Directors recommends a vote FOR proposals 1, 2, and 3.

1.   Election of Directors
     NOMINEES: HUGH M. MORRISON, ROBERT C. EBERHART, PH.D.,
               MICHAEL J. TORMA, M.D., RICHARD D. NIKOLAEV,
               CHRISTOPHER G. CHAVEZ AND JOSEPH E. LAPTEWICZ, JR.

                    [ ] FOR      [ ] WITHHOLD      [ ] FOR ALL
                        ALL          ALL               EXCEPT


                                            -----------------------------------
                                                     Nominee Exceptions
                                            (INSTRUCTION: To withhold authority
                                            to vote for any individual nominee,
                                            write that nominee's name here)


2. Approval of the Amendment to the Articles of Incorporation, as amended, to change the Company's name to "Advanced Neuromodulation Systems, Inc."

                    [ ] FOR      [ ]  AGAINST      [ ] ABSTAIN


3. Approval of the 1998 Stock Option Plan for key employees, directors, advisory directors and consultants of the Company

                    [ ] FOR      [ ]  AGAINST      [ ] ABSTAIN


4. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

                    [ ] FOR      [ ]  AGAINST      [ ] ABSTAIN


                                   Dated:                                , 1998
                                         --------------------------------

                                   ---------------------------------------------

                                   ---------------------------------------------
                                         (Signature(s) of Shareholder(s))

                                   (Joint owners must EACH sign. Please sign
                                   EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

                                         PLEASE SIGN, DATE AND MAIL TODAY.